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March 1, 2013	Pam Cranford, 980.819.6221

Bank of Granite Cease and Desist Order Lifted by FDIC

Granite Falls, NC - Bank of Granite announced today that the FDIC has terminated its Cease and Desist Order issued against the Bank, effective February 27, 2013.

“We are very pleased that the FDIC has determined to take this action acknowledging the progress we are making to restore the Bank to financial health,” said Brian Simpson, Chief Executive Officer of Bank of Granite and its parent, FNB United Corp. (Nasdaq:FNBN). “Our entire organization has been working hard to restore the Bank to a solid position, and we will continue to adhere to the policies, procedures and processes we put in place to reduce problem assets, improve asset quality and enhance bank operations. These are all sound principles in running a quality organization.”

“Our goals since we acquired Granite and recapitalized it with $55 million in new capital have been to complete the credit clean-up, return the bank to service in its community and integrate flawlessly with our other bank subsidiary, CommunityOne Bank,” said Bob Reid, President of Bank of Granite and its parent, FNB United Corp. “This development will allow us to complete these goals.”

Bank of Granite and CommunityOne Bank, N.A. are subsidiaries of the Asheboro, NC-based bank holding company, FNB United Corp. Opened in 1906, Bank of Granite operates 17 branches in seven North Carolina counties - Burke, Caldwell, Catawba, Iredell, Mecklenburg, Watauga and Wilkes. Opened in 1907, CommunityOne operates 44 branches in 37 communities throughout central, southern and western North Carolina. Bank of Granite and CommunityOne are full-service banks, Equal Housing Lenders and members of the FDIC.

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